Exhibit 99.1

The financial results and related financial information of UDR, Inc. (the “Company” or “UDR”) for the quarter and year ended December 31, 2020 are as follows:

Fourth Quarter 2020 Highlights:

●	Net income per share was $0.09, Funds from Operations (“FFO”) per share was $0.39, FFO as Adjusted (“FFOA”) per share was $0.49, and Adjusted FFO (“AFFO”) per share was $0.43.
●	Net income attributable to common stockholders was $25.5 million compared to net income of $96.9 million in the prior year period, primarily due to lower gains from sold properties and a decline in Combined Same-Store net operating income (“NOI”).
●	Year-over-year (“YOY”) Combined Same-Store results during the fourth quarter of 2020, with concessions accounted for on cash and straight-line bases, as compared to the fourth quarter of 2019 were as follows:
				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Combined Same-Store Portfolio(1)	Physical Occupancy(2)	YOY Change in Occupancy
West	(9.7)%	4.2%	(14.0)%	36.5%	95.0%	(1.6)%
Mid-Atlantic	(1.5)%	1.0%	(2.5)%	23.5%	97.0%	0.1%
Northeast	(12.8)%	8.1%	(21.9)%	16.2%	94.3%	(2.2)%
Southeast	3.2%	10.1%	0.2%	11.8%	97.2%	0.2%
Southwest	0.2%	4.1%	(2.1)%	7.3%	97.1%	0.4%
Other Markets	(0.4)%	1.1%	(1.0)%	4.7%	97.4%	1.6%
Total (Cash)	(5.9)%	4.8%	(10.1)%	100.0%	96.1%	(0.6)%
Total (Straight-Line)	(4.5)%	-	(8.1)%	-	-	-
(1)	Based on Q4 2020 Combined Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section at the end of this filing.
(2)	Weighted average Combined Same-Store physical occupancy for the quarter.
●	The Company continues to implement its Next Generation Operating Platform, which assisted in limiting full-year 2020 Combined Same-Store controllable expense growth to 0.2 percent YOY.
●	The Company settled approximately 2.1 million shares of common stock under its previously-announced forward equity sales agreements at a weighted average net price of $48.23 for aggregate net proceeds of $102.2 million.
●	As previously announced, the Company issued $350.0 million of unsecured debt at an effective interest rate of 1.94 percent that matures in March 2033 and used a portion of the proceeds to repay $250.6 million of higher cost debt with a weighted average interest rate of 3.82 percent originally due in 2023 and 2024.
●	During the quarter, the Company:
o	Sold DelRay Tower, a 332-home community in Metropolitan Washington, D.C. for gross proceeds of $145.0 million.
o	Acquired Andover Place at Cross Creek, a 672-home community in Tampa, FL, for $122.5 million, and Station on Silver, a 400-home community in suburban Washington, D.C. for $128.6 million.
●	Subsequent to year-end, the Company:
o	Sold OLiVE DTLA, a 293-home joint venture community in Los Angeles, CA, in which the Company had 47 percent ownership, for a gross sales price of $121.0 million.
o	Sold Parallel, a 386-home community in Orange County, CA, for gross proceeds of $156.0 million.
o	Acquired Union Place, a 300-home community in suburban Boston, MA, for $77.4 million.
o	Through its Developer Capital Program, committed to invest $30.2 million into a 356-home multifamily development in suburban Washington, D.C. (Herndon, VA). The investment yields 9.0 percent on the Company’s capital outstanding and includes profit participation upon a liquidity event.

Fourth Quarter 2020 Operations

In the fourth quarter, total revenue decreased by ($2.4) million year-over-year, or (0.8) percent, to $302.4 million. This decrease was primarily attributable to declines in revenue from mature communities. Please refer to the table on page 1 of this filing for additional details on fourth quarter Combined Same-Store growth results.

In the table below, the Company has presented sequential Combined Same-Store results by region, with concessions accounted for on cash and straight-line bases.

Summary of Combined Same-Store Results in Fourth Quarter 2020 versus Third Quarter 2020

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Combined Same-Store Portfolio(1)	Physical Occupancy(2)	Sequential Change in Occupancy
West	(2.4)%	0.2%	(3.4)%	36.5%	95.0%	0.9%
Mid-Atlantic	0.0%	(5.8)%	2.6%	23.5%	97.0%	0.3%
Northeast	1.1%	(3.1)%	3.9%	16.2%	94.3%	1.8%
Southeast	1.3%	(1.9)%	2.8%	11.8%	97.2%	(0.1)%
Southwest	(0.3)%	(8.8)%	5.8%	7.3%	97.1%	0.2%
Other Markets	0.0%	(6.0)%	2.8%	4.7%	97.4%	0.3%
Total (Cash)	(0.5)%	(3.3)%	0.8%	100.0%	96.1%	0.6%
Total (Straight-Line)	(1.8)%	-	(1.1)%	-	-	-
(1)	Based on Q4 2020 Combined Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section at the end of this filing.
(2)	Weighted average Combined Same-Store physical occupancy for the quarter.

Retail tenant income accounts for less than two percent of the Company’s consolidated NOI. During the fourth quarter, the Company collected 88.9 percent of billed retail revenue and reserved $1.7 million, including $0.1 million for UDR’s share from unconsolidated joint ventures, of its retail revenue based on probability of collection.

Full Year 2020 Operations

Net income per share was $0.20, FFO per share was $1.85, FFOA per share was $2.04, and AFFO per share was $1.86.

Net income attributable to common stockholders was $60.0 million compared to net income of $180.9 million in the prior year period, primarily due to an increase in depreciation expense and interest expense in 2020, and a decline in Combined Same-Store NOI.

For the year ended December 31, 2020, total revenue increased by $89.0 million year-over-year, or 7.7 percent, to $1.2 billion. This increase was primarily attributable to growth in revenue from acquired and stabilized, non-mature communities.

In the table below, the Company has presented Combined Same-Store results by region for the year ended December 31, 2020, with concessions accounted for on cash and straight-line bases.

Summary of Combined Same-Store Results Full Year 2020 versus Full Year 2019

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Combined Same-Store Portfolio(1)	Physical Occupancy(2)	Full-Year YOY Change in Occupancy
West	(4.6)%	3.3%	(7.1)%	39.2%	95.4%	(1.1)%
Mid-Atlantic	(0.5)%	1.8%	(1.4)%	24.2%	96.9%	(0.2)%
Northeast	(8.9)%	7.8%	(16.7)%	12.6%	94.5%	(2.2)%
Southeast	2.2%	7.4%	(0.1)%	11.4%	97.2%	0.3%
Southwest	1.5%	0.2%	2.4%	7.6%	97.0%	0.5%
Other Markets	0.1%	1.5%	(0.5)%	5.0%	96.8%	0.8%
Total (Cash)	(2.8)%	3.7%	(5.4)%	100.0%	96.3%	(0.4)%
Total (Straight-Line)	(1.7)%	-	(3.9)%	-	-	-
(1)	Based on full-year 2020 Combined Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section at the end of this filing.
(2)	Weighted average Combined Same-Store physical occupancy for full-year 2020.

COVID-19 Update

On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The pandemic has led governments and other authorities around the world, including federal, state and local authorities in the United States, to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place or similar orders. While vaccines have been developed and are being administered it is unclear when or if the vaccine may allow a return to pre-pandemic activity levels.

While operations in certain areas have been allowed to fully or partially re-open, many areas are experiencing new closures or restrictions subsequent to re-opening and no assurance can be given that such closures or restrictions will not continue to occur. Our headquarters, all of our properties and our corporate offices are located in areas that are or have been subject to shelter-in-place orders and restrictions on the types of businesses that may continue to operate. These orders and restrictions and other impacts of the COVID-19 pandemic have adversely affected, and could continue to adversely affect, the ability of our residents and retail and commercial tenants to pay their rent. It is still uncertain how various legislation or orders adopted by the federal government and state and local governments, or those that may be modified or enacted in the future, may continue to impact, the ability of our residents and retail and commercial tenants to pay their rent. The governmental actions intended to prevent the spread of COVID-19 have also caused us to reduce staffing at certain of our locations, and have impacted, and may continue to impact, our ability to conduct our business in the ordinary course. Further, the federal government and a number of the states, counties and municipalities in which we operate have adopted, and may extend, eviction moratoriums, either directly or indirectly (such as through direction to law enforcement or courts not to serve notices or take actions related to eviction), which have negatively impacted, and may continue to negatively impact, our ability to enforce our legal and contractual rights and our ability to remove residents or retail and commercial tenants who are not paying their rent and our ability to rent their units or other space to new residents or retail and commercial tenants, respectively. In addition, certain jurisdictions have restricted our ability to charge certain fees, including fees for late payment of rent. We have received, and continue to receive, more requests from our residents and retail and commercial tenants for assistance with respect to paying rent than we have historically received. In response, we have instituted a number of initiatives to assist residents and other tenants, including rent deferrals, payment plans, and waiving late payment fees when appropriate. In addition, we have seen an increase in tenant rent concessions compared to prior year periods, as discussed further below. In particular, the urban core markets of New York, NY, San Francisco Bay Area, CA, and Boston, MA have been more adversely impacted by the COVID-19 pandemic in comparison to our other markets, resulting in larger decreases in rental income from elevated rent concessions and lower occupancy in those markets. We also have experienced an increase in resident move-outs and turnover on an annualized basis. With respect to leasing activities, leasing traffic and visits by potential residents had decreased during much of the year; however, they increased during the quarter ended December 31, 2020 as compared to the same quarter in 2019. Our percentage of leases entered into with a prospective tenant has increased year over year.

During the year ended December 31, 2020, the Company performed an analysis in accordance with the ASC 842, Leases, guidance to assess the collectibility of its operating lease receivables in light of the COVID-19 pandemic. This analysis included an assessment of collectibility of current and future rents and whether those lease payments were no longer probable of collection. In accordance with the leases guidance, if lease payments are no longer deemed to be probable over the life of the lease contract, we recognize revenue only when cash is received, and all existing contractual operating lease receivables and straight-line lease receivables are reserved.

As a result of its analysis, the Company reserved approximately $13.5 million of multifamily tenant lease receivables and approximately $6.0 million of retail tenant lease receivables (inclusive of $3.3 million of reserves on straight-line lease receivables) for its wholly-owned communities and communities held by joint ventures. In aggregate, the reserve is reflected as an $18.4 million reduction to Rental income and a $1.1 million reduction to Income/(loss) from unconsolidated entities on the Consolidated Statements of Operations for the year ended December 31, 2020. The impact to deferred leasing commissions was not material for the year ended December 31, 2020.

During the year ended December 31, 2020, the Company recorded an impairment charge of $3.1 million on its investment in equity securities of a non-core investment. The Company did not recognize any other adjustments to the carrying amounts of assets or asset impairment charges due to the COVID-19 pandemic for the year ended December 31, 2020.

As of January 31, 2021, we had collected 97.0%, 96.1% and 95.2% of billed monthly rents for our multifamily residents for October, November and December, respectively. While our cash rent collections in November, December, and January showed marginal declines versus October, this slight seasonal deterioration is consistent with historical collection trends in prior years.

Development Activity

At the end of the fourth quarter, the Company’s development pipeline totaled $491.5 million, of which 50 percent of this cost had been incurred. The Company’s active pipeline includes five development communities, one each in Addison, TX; Denver, CO; Dublin, CA; Washington, D.C.; and King of Prussia, PA, for a combined total of 1,378 homes. During the quarter construction commenced at Village at Valley Forge, a $68.0 million, 200-home community in the King of Prussia submarket of Philadelphia, PA.

Developer Capital Program (“DCP”) Activity

At the end of the fourth quarter, the Company’s DCP investments, including accrued return, totaled $429.0 million with a weighted average return rate of 8.3 percent and weighted average remaining term of 2.4 years.

During the quarter, the Company’s $53.7 million investment balance and accrued return on its mezzanine loan for The Portals development in Washington, D.C., was repaid.

Subsequent to quarter-end, the Company committed to invest $30.2 million into Makers Rise, a 356-home multifamily development located in suburban Washington, D.C. (Herndon, VA). The investment yields 9.0 percent on the Company’s capital outstanding with five years until expected redemption and includes profit participation upon a liquidity event. The community is fully capitalized, inclusive of $16.7 million of developer equity (or approximately 15 percent of the $110.3 million total project cost), and construction is scheduled to commence during the first quarter of 2021.

Capital Markets and Balance Sheet Activity

During the quarter, the Company settled approximately 2.1 million shares of common stock under its previously-announced forward equity sales agreements at a weighted average net price of $48.23 for aggregate net proceeds of $102.2 million.

As previously announced, during the quarter the Company issued $350.0 million of unsecured debt at an effective interest rate of 1.94 percent that matures in March 2033. The Company expects to allocate the net proceeds from the offering to eligible Green projects. Pending allocation for such purposes, the Company used a portion of the proceeds to redeem $183.1 million of 3.75 percent medium-term unsecured notes originally due July 2024 and repay other outstanding indebtedness, including the Company’s $67.5 million of 4.0 percent secured indebtedness originally maturing in 2023 and outstanding balances on the Company’s commercial paper program and working capital credit facility. The combined prepayment and make-whole amounts, netted against fair market value adjustments, totaled approximately $23.8 million.

Subsequent to quarter-end, UDR and its joint venture partner MetLife refinanced $302.9 million of mortgage loans with a weighted average interest rate of 3.7 percent on Columbus Square (Manhattan, NY) that were scheduled to mature in 2022 with $229.6 million of fixed rate mortgage loans at a weighted average interest rate of 2.6 percent that mature in 2031.

As of December 31, 2020, the Company had $958.4 million of liquidity through a combination of cash and undrawn capacity on its credit facilities.

The Company’s total indebtedness as of December 31, 2020 was $5.0 billion with no remaining consolidated maturities until 2023, excluding principal amortization, amounts on the Company’s commercial paper program and amounts on the Company’s working capital credit facility.

Senior Management and Board of Directors

As previously announced, effective January 1, 2021, Jerry A. Davis transitioned from the role of Chief Operating Officer, but continues to serve as President of the Company. Mr. Davis will focus on the continued implementation and evolution of the Company’s Next Generation Operating Platform, the evaluation of new technologies and technology investments useful to the Company’s business areas, and redevelopment opportunities. In conjunction with the transition, Mr. Davis intends to retire at year-end 2021, at which time he will transition to a consulting role. Michael D. Lacy, the Company’s Senior Vice President of Property Operations, will continue to oversee UDR’s day-to-day operations, as he has for the last three years.

As previously announced, during the quarter the Company appointed Diane Morefield to its Board of Directors. Ms. Morefield most recently served as Executive Vice President and Chief Financial Officer at CyrusOne, Inc, a $13 billion publicly traded data center REIT, and previously held executive-level positions at two publicly traded REITs that have since been taken private. Ms. Morefield is an independent director and serves on the Audit and Governance Committees.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the fourth quarter of 2020 in the amount of $0.36 per share. The dividend was paid in cash on February 1, 2021 to UDR common stock shareholders of record as of January 11, 2021. The fourth quarter 2020 dividend represented the 193rd consecutive quarterly dividend paid by the Company on its common stock.

Forward-Looking Statements

Certain statements made in this filing may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, the impact of the COVID-19 pandemic and measures intended to prevent its spread or address its effects, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning the joint ventures with third parties, expectations that technology will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the SEC from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this filing, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

UDR, Inc.

Consolidated Statements of Operations

(Unaudited) (1)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share amounts	2020	2019	2020	2019

REVENUES:
Rental income (2)	$301,176	$302,745	$1,236,096	$1,138,138
Joint venture management and other fees	1,208	2,073	5,069	14,055
Total revenues	302,384	304,818	1,241,165	1,152,193

OPERATING EXPENSES:
Property operating and maintenance	50,359	47,245	201,944	178,947
Real estate taxes and insurance	45,965	40,264	180,450	150,888
Property management	8,659	8,703	35,538	32,721
Other operating expenses	6,153	2,800	22,762	13,932
Real estate depreciation and amortization	146,135	143,464	608,616	501,257
General and administrative	11,978	14,531	49,885	51,533
Casualty-related charges/(recoveries), net	778	1,316	2,131	474
Other depreciation and amortization	2,074	1,713	10,013	6,666
Total operating expenses	272,101	260,036	1,111,339	936,418

Gain/(loss) on sale of real estate owned	57,974	-	119,277	5,282
Operating income	88,257	44,782	249,103	221,057

Income/(loss) from unconsolidated entities (2)	4,516	118,486	18,844	137,873
Interest expense	(37,874)	(37,124)	(153,516)	(141,323)
Cost associated with debt extinguishment and other	(24,650)	(23,311)	(49,190)	(29,594)
Total interest expense	(62,524)	(60,435)	(202,706)	(170,917)
Interest income and other income/(expense), net (3)	(1,030)	2,406	6,274	15,404

Income/(loss) before income taxes	29,219	105,239	71,515	203,417
Tax (provision)/benefit, net	(668)	(2)	(2,545)	(3,838)

Net Income/(loss)	28,551	105,237	68,970	199,579
Net (income)/loss attributable to redeemable noncontrolling interests in the OP and DownREIT Partnership (4)	(1,929)	(7,235)	(4,543)	(14,426)
Net (income)/loss attributable to noncontrolling interests	(90)	(43)	(161)	(188)

Net income/(loss) attributable to UDR, Inc.	26,532	97,959	64,266	184,965
Distributions to preferred stockholders - Series E (Convertible)	(1,051)	(1,031)	(4,230)	(4,104)

Net income/(loss) attributable to common stockholders	$25,481	$96,928	$60,036	$180,861

Income/(loss) per weighted average common share - basic:	$0.09	$0.33	$0.20	$0.63
Income/(loss) per weighted average common share - diluted:	$0.09	$0.33	$0.20	$0.63

Common distributions declared per share	$0.3600	$0.3425	$1.4400	$1.3700

Weighted average number of common shares outstanding - basic	294,301	293,107	294,545	285,247
Weighted average number of common shares outstanding - diluted	294,805	294,073	294,927	286,015

(1)	See Definitions and Reconciliations at the end of this filing.
(2)	During the three months ended December 31, 2020, UDR collected 95.4% of billed residential revenue and 88.9% of billed retail revenue. Of the 4.6% and 11.1% not collected, UDR reserved (reflected as a reduction to revenues) approximately 1.3% or $4.0 million for residential, including $0.1 million for UDR’s share from unconsolidated joint ventures, and 23.8% or $1.7 million, including straight-line rent receivables and $0.1 million for UDR’s share from unconsolidated joint ventures, for retail. The reserves are based on probability of collection.
(3)	During the three months ended December 31, 2020, UDR recorded an impairment charge of approximately $3.1 million on its investment in equity securities of a non-core investment. Following the impairment charge, UDR’s investment is carried at $0 on the consolidated balance sheet. UDR initially acquired the investment for $1.0 million in 2016 and recorded an unrealized gain of $2.1 million in 2018 based on the pricing of a subsequent capital raise.
(4)	Due to the quarterly calculation of noncontrolling interests, the sum of the quarterly amounts will not equal the annual totals.

UDR, Inc.

Funds From Operations

(Unaudited) (1)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In thousands, except per share and unit amounts	2020	2019	2020	2019

Net income/(loss) attributable to common stockholders	$25,481	$96,928	$60,036	$180,861

Real estate depreciation and amortization	146,135	143,464	608,616	501,257
Noncontrolling interests	2,019	7,278	4,704	14,614
Real estate depreciation and amortization on unconsolidated joint ventures	8,724	12,454	35,023	57,954
Net gain on the sale of unconsolidated depreciable property	-	(114,897)	-	(125,407)
Net gain on the sale of depreciable real estate owned, net of tax	(57,549)	-	(118,852)	-
Funds from operations ("FFO") attributable to common stockholders and unitholders, basic	$124,810	$145,227	$589,527	$629,279

Distributions to preferred stockholders - Series E (Convertible) (2)	1,051	1,031	4,230	4,104

FFO attributable to common stockholders and unitholders, diluted	$125,861	$146,258	$593,757	$633,383

FFO per weighted average common share and unit, basic	$0.39	$0.46	$1.86	$2.04
FFO per weighted average common share and unit, diluted	$0.39	$0.46	$1.85	$2.03

Weighted average number of common shares and OP/DownREIT Units outstanding, basic	316,605	315,004	316,855	308,020
Weighted average number of common shares, OP/DownREIT Units, and common stock
equivalents outstanding, diluted	320,027	318,981	320,187	311,799

Impact of adjustments to FFO:
Cost associated with debt extinguishment and other	$24,650	$23,311	$49,190	$29,594
Promoted interest on settlement of note receivable, net of tax	-	-	-	(6,482)
Legal and other costs	5,059	-	8,973	3,660
Net gain on the sale of non-depreciable real estate owned	-	-	-	(5,282)
Realized/unrealized (gain)/loss on unconsolidated technology investments, net of tax	(435)	73	(3,582)	(3,300)
Joint venture development success fee	-	-	-	(3,750)
Severance costs and other restructuring expense	52	116	1,948	390
Casualty-related charges/(recoveries), net	823	1,463	2,545	636
Casualty-related charges/(recoveries) on unconsolidated joint ventures, net	-	50	31	(374)
	$30,149	$25,013	$59,105	$15,092

FFO as Adjusted attributable to common stockholders and unitholders, diluted	$156,010	$171,271	$652,862	$648,475

FFO as Adjusted per weighted average common share and unit, diluted	$0.49	$0.54	$2.04	$2.08

Recurring capital expenditures	(17,814)	(18,101)	(56,924)	(51,246)
AFFO attributable to common stockholders and unitholders, diluted	$138,196	$153,170	$595,938	$597,229

AFFO per weighted average common share and unit, diluted	$0.43	$0.48	$1.86	$1.92

(1)	See Definitions and Reconciliations at the end of this filing.
(2)	Series E preferred shares are dilutive for purposes of calculating FFO per share for the three and twelve months ended December 31, 2020 and December 31, 2019. Consequently, distributions to Series E preferred stockholders are added to FFO and the weighted average number of shares are included in the denominator when calculating FFO per common share and unit, diluted.

UDR, Inc.

Consolidated Balance Sheets

(Unaudited) (1)

	December 31,	December 31,
In thousands, except share and per share amounts	2020	2019

ASSETS

Real estate owned:
Real estate held for investment	$12,706,940	$12,532,324
Less: accumulated depreciation	(4,590,577)	(4,131,330)
Real estate held for investment, net	8,116,363	8,400,994
Real estate under development
(net of accumulated depreciation of $1,010 and $23)	246,867	69,754
Real estate held for disposition
(net of accumulated depreciation of $13,779 and $0)	102,876	-
Total real estate owned, net of accumulated depreciation	8,466,106	8,470,748

Cash and cash equivalents	1,409	8,106
Restricted cash	22,762	25,185
Notes receivable, net	157,992	153,650
Investment in and advances to unconsolidated joint ventures, net	600,233	588,262
Operating lease right-of-use assets	200,913	204,225
Other assets	188,118	186,296
Total assets	$9,637,533	$9,636,472

LIABILITIES AND EQUITY

Liabilities:
Secured debt, net	$862,147	$1,149,441
Unsecured debt, net	4,114,401	3,558,083
Operating lease liabilities	195,592	198,558
Real estate taxes payable	29,946	29,445
Accrued interest payable	44,760	45,199
Security deposits and prepaid rent	49,008	48,353
Distributions payable	115,795	109,382
Accounts payable, accrued expenses, and other liabilities	110,999	90,032
Total liabilities	5,522,648	5,228,493

Redeemable noncontrolling interests in the OP and DownREIT Partnership	856,294	1,018,665

Equity:
Preferred stock, no par value; 50,000,000 shares authorized
2,695,363 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,780,994 shares at December 31, 2019)	44,764	46,200
14,440,519 shares of Series F outstanding (14,691,274 shares
at December 31, 2019)	1	1
Common stock, $0.01 par value; 350,000,000 shares authorized
296,611,579 shares issued and outstanding (294,588,305 shares at December 31, 2019)	2,966	2,946
Additional paid-in capital	5,881,383	5,781,975
Distributions in excess of net income	(2,685,770)	(2,462,132)
Accumulated other comprehensive income/(loss), net	(9,144)	(10,448)
Total stockholders' equity	3,234,200	3,358,542
Noncontrolling interests	24,391	30,772
Total equity	3,258,591	3,389,314
Total liabilities and equity	$9,637,533	$9,636,472

(1)	See Definitions and Reconciliations at the end of this filing.

UDR, Inc.

Operating Information

(Unaudited) (1)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
Dollars in thousands	Homes	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Revenues
Combined Same-Store Communities (2)	45,088	$274,922	$276,402	$283,959	$294,910	$292,167
Acquired JV Same-Store Portfolio Communities (2)	(3,619)	(23,243)	(23,246)	(23,421)	(24,228)	(23,656)
UDR Same-Store Communities	41,469	251,679	253,156	260,538	270,682	268,511
Stabilized, Non-Mature Communities	1,535	11,203	10,719	12,309	12,079	9,547
Acquired JV Same-Store Portfolio Communities	3,619	23,243	23,246	23,421	24,228	11,161
Acquired Communities	1,072	1,676	-	-	-	-
Development Communities	202	539	244	58	7	-
Non-Residential / Other (3)	-	10,498	17,057	4,065	5,958	6,832
Total	47,897	$298,838	$304,422	$300,391	$312,954	$296,051

Expenses
Combined Same-Store Communities (2)		$86,160	$89,109	$84,074	$84,562	$82,191
Acquired JV Same-Store Portfolio Communities (2)		(7,852)	(8,230)	(7,673)	(7,900)	(7,342)
UDR Same-Store Communities		78,308	80,879	76,401	76,662	74,849
Stabilized, Non-Mature Communities		5,757	5,463	4,722	4,455	3,654
Acquired JV Same-Store Portfolio Communities		7,852	8,230	7,673	7,900	3,318
Acquired Communities		500	-	-	-	-
Development Communities		215	248	123	47	6
Non-Residential / Other (3)		2,447	1,207	2,948	3,287	3,498
Total (4)		$95,079	$96,027	$91,867	$92,351	$85,325

Net Operating Income
Combined Same-Store Communities (2)		$188,762	$187,293	$199,885	$210,348	$209,976
Acquired JV Same-Store Portfolio Communities (2)		(15,391)	(15,016)	(15,748)	(16,328)	(16,314)
UDR Same-Store Communities		173,371	172,277	184,137	194,020	193,662
Stabilized, Non-Mature Communities		5,446	5,256	7,587	7,624	5,893
Acquired JV Same-Store Portfolio Communities		15,391	15,016	15,748	16,328	7,843
Acquired Communities		1,176	-	-	-	-
Development Communities		324	(4)	(65)	(40)	(6)
Non-Residential / Other (3)		8,051	15,850	1,117	2,671	3,334
Total		$203,759	$208,395	$208,524	$220,603	$210,726

Operating Margin
Combined Same-Store Communities		68.7%	67.8%	70.4%	71.3%	71.9%

Weighted Average Physical Occupancy
Combined Same-Store Communities (2)		96.1%	95.5%	96.1%	96.9%	96.7%
Acquired JV Same-Store Portfolio Communities (2)		96.1%	96.3%	95.8%	96.0%	95.8%
UDR Same-Store Communities		96.1%	95.4%	96.2%	96.9%	96.8%
Stabilized, Non-Mature Communities		92.7%	89.9%	93.1%	95.3%	93.3%
Acquired JV Same-Store Portfolio Communities		96.1%	96.3%	95.8%	96.0%	95.8%
Acquired Communities		95.7%	-	-	-	-
Development Communities		81.6%	79.6%	44.5%	-	-
Other (5)		93.3%	92.9%	94.0%	96.7%	96.6%
Total		95.9%	95.3%	96.0%	96.9%	96.6%

Sold and Held for Disposition Communities
Revenues	386	$2,338	$4,423	$5,591	$7,139	$6,694
Expenses (4)		1,245	1,686	1,862	2,277	2,184
Net Operating Income/(Loss)		$1,093	$2,737	$3,729	$4,862	$4,510

Total	48,283	$204,852	$211,132	$212,253	$225,465	$215,236

(1)	See Definitions and Reconciliations at the end of this filing.
(2)	Amounts include the Acquired JV Same-Store Portfolio Communities as if these communities were 100% owned by UDR during all periods presented. These communities were stabilized as of the beginning of the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition. Because these communities became wholly owned by UDR in 2019 (the 11 communities and 3,619 homes were previously owned by UDR unconsolidated JVs), they are not included in the UDR Same-Store Communities. These 11 communities will be eligible to join the UDR Same-Store Communities on January 1, 2021.
(3)	Primarily non-residential revenue and expense and straight-line adjustment for concessions.
(4)	The summation of Total expenses and Sold and Held for Disposition Communities expenses above agrees to the summation of property operating and maintenance and real estate taxes and insurance expenses on Consolidated Statements of Operations above .
(5)	Includes occupancy of Sold and Held for Disposition Communities.

UDR, Inc.

Definitions and Reconciliations

(Unaudited)

Acquired Communities:  The Company defines Acquired Communities as those communities acquired by the Company, other than development and redevelopment activity, that did not achieve stabilization as of the most recent quarter.

Acquired JV Same-Store Portfolio Communities:  Represents the Acquired JV Same-Store Portfolio Communities as if these communities were 100% owned by UDR since January 1, 2019. These communities were Stabilized for five full consecutive quarters and had stabilized operating expenses as of the beginning of the quarter in the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition. Because these communities became wholly owned by UDR in 2019 (the 11 communities and 3,619 homes were previously owned by UDR unconsolidated JVs), they are not included in the UDR Same-Store Communities. See UDR Same-Store Communities for more information regarding inclusion. These communities have been identified in certain tables to provide Combined Same-Store results as if these communities were 100% owned by UDR in prior periods. These 11 communities will be eligible to join the UDR Same-Store Communities on January 1, 2021.

Adjusted Funds from Operations ("AFFO") attributable to common stockholders and unitholders:  The Company defines AFFO as FFO as Adjusted attributable to common stockholders and unitholders less recurring capital expenditures on consolidated communities that are necessary to help preserve the value of and maintain functionality at our communities.

Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company's operational performance than FFO or FFO as Adjusted.  AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of our operating performance.  The Company believes that net income/(loss) attributable to common stockholders is the most directly comparable GAAP financial measure to AFFO.  Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess our performance in comparison to other REITs.  However, other REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not always be comparable to AFFO calculated by other REITs.  AFFO should not be considered as an alternative to net income/(loss) (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.  A reconciliation from net income/(loss) attributable to common stockholders to AFFO is provided above.

Combined Same-Store Revenue with Concessions on a Cash Basis:  Combined Same-Store Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental income on a straight-line basis which allows investors to evaluate the impact of both current and historical concessions and to more readily enable comparisons to revenue as reported by its peer REITs. In addition, Combined Same-Store Revenue with Concessions on a Cash Basis allows an investor to understand the historical trends in cash concessions.

A reconciliation between Combined Same-Store Revenue with Concessions on a Cash Basis to Combined Same-Store Revenue on a straight-line basis (inclusive of the impact to Combined Same-Store NOI) is provided below:

	4Q 20	4Q 19	4Q 20	3Q 20	YTD 20	YTD 19
Revenue (Cash basis)	$274,922	$292,167	$274,922	$276,402	$1,018,276	$1,047,704
Concessions granted/amortized, net	4,177	60	4,177	7,747	11,073	(409)
Revenue (Straight-line basis)	$279,099	$292,227	$279,099	$284,149	$1,029,349	$1,047,295

% change - Combined Same-Store Revenue with Concessions on a Cash Basis:	-5.9%		-0.5%		-2.8%
% change - Combined Same-Store Revenue on a straight-line basis:	-4.5%		-1.8%		-1.7%

% change - Combined Same-Store NOI with Combined Same-Store Revenue with Concessions on a Cash Basis:	-10.1%		0.8%		-5.4%
% change - Combined Same-Store NOI with Combined Same-Store Revenue on a straight-line basis:	-8.1%		-1.1%		-3.9%

Controllable Expenses: The Company refers to property operating and maintenance expenses as Controllable Expenses.

Development Communities: The Company defines Development Communities as those communities recently developed or under development by the Company, that are currently majority owned by the Company and have not achieved stabilization as of the most recent quarter.

Funds from Operations as Adjusted ("FFO as Adjusted") attributable to common stockholders and unitholders:  The Company defines FFO as Adjusted attributable to common stockholders and unitholders as FFO excluding the impact of other non-comparable items including, but not limited to, acquisition-related costs, prepayment costs/benefits associated with early debt retirement, impairment write-downs or gains and losses on sales of real estate or other assets incidental to the main business of the Company and income taxes directly associated with those gains and losses, casualty-related expenses and recoveries, severance costs and legal and other costs.

Management believes that FFO as Adjusted is useful supplemental information regarding our operating performance as it provides a consistent comparison of our operating performance across time periods and allows investors to more easily compare our operating results with other REITs. FFO as Adjusted is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of our operating performance.  The Company believes that net income/(loss) attributable to common stockholders is the most directly comparable GAAP financial measure to FFO as Adjusted.  However, other REITs may use different methodologies for calculating FFO as Adjusted or similar FFO measures and, accordingly, our FFO as Adjusted may not always be comparable to FFO as Adjusted or similar FFO measures calculated by other REITs.  FFO as Adjusted should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity.  A reconciliation from net income attributable to common stockholders to FFO as Adjusted is provided above.

Funds from Operations ("FFO") attributable to common stockholders and unitholders:  The Company defines FFO attributable to common stockholders and unitholders as net income/(loss) attributable to common stockholders (computed in accordance with GAAP), excluding impairment write-downs of depreciable real estate related to the main business of the Company or of investments in non-consolidated investees that are directly attributable to decreases in the fair value of depreciable real estate held by the investee, gains and losses from sales of depreciable real estate related to the main business of the Company and income taxes directly associated with those gains and losses, plus real estate depreciation and amortization, and after adjustments for noncontrolling interests, and the Company’s share of unconsolidated partnerships and joint ventures.  This definition conforms with the National Association of Real Estate Investment Trust's definition issued in April 2002 and restated in November 2018.  In the computation of diluted FFO, if OP Units, DownREIT

Units, unvested restricted stock, unvested LTIP Units, stock options, and the shares of Series E Cumulative Convertible Preferred Stock are dilutive, they are included in the diluted share count.

Management considers FFO a useful metric for investors as the Company uses FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company's activities in accordance with GAAP.  FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of funds available to fund our cash needs.  A reconciliation from net income/(loss) attributable to common stockholders to FFO is provided above.

Held For Disposition Communities: The Company defines Held for Disposition Communities as those communities that were held for sale as of the end of the most recent quarter.

Net Operating Income (“NOI”):  The Company defines NOI as rental income less direct property rental expenses. Rental income represents gross market rent and other revenues less adjustments for concessions, vacancy loss and bad debt.  Rental expenses include real estate taxes, insurance, personnel, utilities, repairs and maintenance, administrative and marketing.  Excluded from NOI is property management expense, which is calculated as 2.875% of property revenue, and land rent.  Property management expense covers costs directly related to consolidated property operations, inclusive of corporate management, regional supervision, accounting and other costs.

Management considers NOI a useful metric for investors as it is a more meaningful representation of a community’s continuing operating performance than net income as it is prior to corporate-level expense allocations, general and administrative costs, capital structure and depreciation and amortization and is a widely used input, along with capitalization rates, in the determination of real estate valuations.  A reconciliation from net income/(loss) attributable to UDR, Inc. to NOI is provided below.

In thousands	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2019
Net income/(loss) attributable to UDR, Inc.	$26,532	$(25,258)	$57,771	$5,221	$97,959
Property management	8,659	8,879	8,797	9,203	8,703
Other operating expenses	6,153	5,543	6,100	4,966	2,800
Real estate depreciation and amortization	146,135	151,949	155,056	155,476	143,464
Interest expense	62,524	62,268	38,597	39,317	60,435
Casualty-related charges/(recoveries), net	778	-	102	1,251	1,316
General and administrative	11,978	11,958	10,971	14,978	14,531
Tax provision/(benefit), net	668	187	1,526	164	2
(Income)/loss from unconsolidated entities	(4,516)	(2,940)	(8,021)	(3,367)	(118,486)
Interest income and other (income)/expense, net	1,030	(2,183)	(2,421)	(2,700)	(2,406)
Joint venture management and other fees	(1,208)	(1,199)	(1,274)	(1,388)	(2,073)
Other depreciation and amortization	2,074	3,887	2,027	2,025	1,713
(Gain)/loss on sale of real estate owned	(57,974)	-	(61,303)	-	-
Net income/(loss) attributable to noncontrolling interests	2,019	(1,959)	4,325	319	7,278
Total consolidated NOI	$204,852	$211,132	$212,253	$225,465	$215,236

Non-Mature Communities:  The Company defines Non-Mature Communities as those communities that have not met the criteria to be included in same-store communities.

Non-Residential / Other: The Company defines Non-Residential / Other as non-apartment components of mixed-use properties, land held, properties being prepared for redevelopment and properties where a material change in home count has occurred.

Other Markets: The Company defines Other Markets as the accumulation of individual markets where it operates less than 1,000 Combined Same-Store homes.  Management considers Other Markets a useful metric as the operating results for the individual markets are not representative of the fundamentals for those markets as a whole.

Physical Occupancy:  The Company defines Physical Occupancy as the number of occupied homes divided by the total homes available at a community.

QTD Combined Same-Store Communities:  QTD Combined Same-Store Communities represent the QTD UDR Same-Store Communities and the Acquired JV Same-Store Portfolio Communities as a single portfolio, as if the Acquired JV Same-Store Portfolio Communities were 100% owned by UDR during all periods presented.

QTD UDR Same-Store Communities:  The Company defines QTD UDR Same-Store Communities as those communities Stabilized for five full consecutive quarters.  These communities were owned and had stabilized operating expenses as of the beginning of the quarter in the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition.

Sold Communities: The Company defines Sold Communities as those communities that were disposed of prior to the end of the most recent quarter.

Stabilization/Stabilized: The Company defines Stabilization/Stabilized as when a community’s occupancy reaches 90% or above for at least three consecutive months.

Stabilized, Non-Mature Communities: The Company defines Stabilized, Non-Mature Communities as those communities that have reached Stabilization but are not yet in the same-store portfolio.

YTD Combined Same-Store Communities:  YTD Combined Same-Store Communities represent the YTD UDR Same-Store Communities and the Acquired JV Same-Store Portfolio Communities as a single portfolio, as if the Acquired JV Same-Store Portfolio Communities were 100% owned by UDR during all periods presented.

YTD UDR Same-Store Communities:  The Company defines YTD UDR Same-Store Communities as those communities Stabilized for two full consecutive calendar years.  These communities were owned and had stabilized operating expenses as of the beginning of the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition.